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                                                                       Exhibit 5

                                [GRAPHIC OMITTED]


                                 April 29, 2005

Board of Directors
Southwest Bancorp, Inc.
608 S. Main Street
Stillwater, Oklahoma 74074

         Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

         As special counsel to Southwest Bancorp, Inc. (the "Company") we have participated in the preparation of the Company's Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the proposed public offering, of shares of the Company's common stock, as set forth in the registration statement (the "Shares").

         As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made such examinations of law and inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations we are of the opinion that the Shares, when sold in the manner and to the extent set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable shares of the common stock of the Company.

         We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-3 filed by the Company and the reference to our Firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                                  Sincerely,



                                                  /s/ Kennedy & Baris, L.L.P.